UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 22, 2025

BEYOND MEAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38879	26-4087597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

888 N. Douglas Street, Suite 100

El Segundo, California 90245

(Address of principal executive offices, including zip code)

(866) 756-4112

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	BYND	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Intercreditor Agreement Amendment

As previously reported, (i) on May 7, 2025, Beyond Meat, Inc. (the “Company”) entered into that certain Loan and Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among the Company, as borrower, Unprocessed Foods, LLC (“Unprocessed Foods”), as lender, and the other lenders party thereto from time to time and (ii) on October 15, 2025, the Company entered into an Intercreditor Agreement (the “Intercreditor Agreement”), among Unprocessed Foods, as the first lien representative and the first lien collateral agent for the first lien claimholders, Wilmington Trust, National Association, as the initial second lien collateral agent for the initial second lien claimholders and as the initial second lien representative for the initial second lien claimholders, each additional representative and collateral agent from time to time party thereto, the Company, as a grantor, and certain subsidiaries of the Company party thereto, as grantors from time to time. The Intercreditor Agreement provides, among other things, for the relative priorities of the security interests in the assets securing the 7.00% Convertible Senior Secured Second Lien PIK Toggle Notes due 2030 (the “New Convertible Notes”), the loans pursuant to the Loan and Security Agreement and certain of the Company’s additional debt. On December 22, 2025, the parties to the Intercreditor Agreement entered into an amendment to the Intercreditor Agreement (the “Intercreditor Agreement Amendment”) to, among other things, permit the Company to enter into exchanges of its Second Lien Obligations (as defined in the Intercreditor Agreement) for shares of the Company’s common stock. The foregoing description of the Intercreditor Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Intercreditor Agreement Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Warrant Strike Price Adjustment

As previously reported, on May 7, 2025, the Company and Unprocessed Foods entered into a warrant agreement (the “Warrant Agreement”) setting forth the rights and obligations of the Company and Unprocessed Foods, as holder (in such capacity, the “Holder”), providing for the issuance, in connection with the extension of loans pursuant to the Loan and Security Agreement, of warrants (the “Warrants”) representing such Holder’s right to purchase up to, in the aggregate, 9,558,635 shares of common stock of the Company at an exercise price that was determined to be $3.26 per share based on the terms of the Warrant Agreement. Subsequently, on June 26, 2025, the Company issued to Unprocessed Foods Warrants to purchase 3,823,454 shares of common stock and on September 18, 2025, the Company issued to Unprocessed Foods Warrants to purchase 5,735,181 shares of common stock, in each case in connection with the Company’s drawing down the loans pursuant to the Loan and Security Agreement. Pursuant to the terms of the Warrant Agreement, the exercise price of the Warrants is subject to a weighted average adjustment for certain below-market issuances of equity or equity-linked securities, subject to exceptions. The Company has agreed pursuant to a side letter agreement with Unprocessed Foods dated as of December 22, 2025 (the “Side Letter Agreement”) that the strike price for the Warrants will be adjusted from $3.26 to $1.95 in order to fully account for any and all potential past or future adjustments relating to the previously reported exchange of its 0% Convertible Senior Notes due 2027 for $209,721,000 in principal amount of New Convertible Notes and 317,834,446 shares of common stock that was completed on October 30, 2025, the payment of interest on the New Convertible Notes in the form of common stock or in the form of payment-in-kind interest, as well as certain mandatory conversions, equitizations and make-whole payments that could result in additional issuances of common stock thereunder, if any. There was no corresponding adjustment to the number of shares of common stock underlying the Warrants. The foregoing description of the Side Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Side Letter Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated by reference herein.

*  *  *

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amendment No. 1 to Intercreditor Agreement, dated as of December 22, 2025, by and among Beyond Meat, Inc., as a grantor, Unprocessed Foods, LLC, as the first lien representative and the first lien collateral agent, and Wilmington Trust, National Association, as the initial second lien collateral agent and as the initial second lien representative.

10.2	Side Letter Agreement to Warrant Agreement, dated as of December 22, 2025, by and between Beyond Meat, Inc. and Unprocessed Foods, LLC.

104	Cover page interactive data file (embedded with the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND MEAT, INC.

By:	/s/ Lubi Kutua
Lubi Kutua
Chief Financial Officer and Treasurer

Date: December 23, 2025